EXHIBIT 99.1
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                             UNITED-GUARDIAN REPORTS
                         FIRST QUARTER FINANCIAL RESULTS


Hauppauge, NY, May 7, 2004 - United-Guardian, Inc. (AMEX:UG) reported strong quarterly earnings comparable to its best quarter last year. While sales for the quarter decreased slightly from $ 3,217,533 in 2003 to $ 2,967,103 this year, a decrease in cost of goods sold resulted in earnings that were slightly higher this year ($ 709,867 vs. $ 703,429), and the per share earnings were the same ($.14 for both years).

Ken Globus, President of United-Guardian, stated "Considering that the first quarter of 2003 was the strongest quarter we've ever had, we are pleased that we have been able to achieve that same high level of earnings again this year. Not only was this an excellent start to the year, but sales for the beginning of our second quarter have started out very strong as well. We are optimistic that we will be able to increase our sales as additional products are rolled out and we continue to expand our existing products into new markets, such as the newly expanded Eastern European EU countries that are expected to be growing markets for personal care products such as ours." United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                  Contact:    Robert S. Rubinger
                                                              Public Relations
                                                             (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

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                       RESULTS FOR THE FIRST QUARTER ENDED
                        MARCH 31, 2004 and MARCH 31, 2003

                                                        3 Months Ended
                                                           March 31,
                                                  2004                2003
                                                  ----                ----


Revenue:                                      $ 2,967,103         $  3,217,533

Costs and expenses:                             1,919,111            2,161,845

    Income from operations:                     1,047,992            1,055,688

Other income :                                     57,075               39,741

    Income before income taxes:                 1,105,067            1,095,429

Provision for income taxes:                       395,200              392,000

    Net income:                                $  709,867         $    703,429

Earnings per share  (Basic and Diluted):       $      .14         $        .14